UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934 (Amendment No. )

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[   ] Soliciting Material Pursuant to §240.14a-12

ENVIROKARE TECH, INC.
(Name of Registrant as Specified In Its Charter)

____________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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641 LEXINGTON AVENUE, 14TH FLOOR
NEW YORK, NEW YORK  10022
Notice of Annual Meeting of Shareholders
November 14, 2007
and
Proxy Statement

ENVIROKARE TECH, INC.
641 LEXINGTON AVENUE, 14TH FLOOR
NEW YORK, NY  10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date………………………….10:00 a.m., Eastern Standard Time, on Wednesday, November 14, 2007.

Place……………………………………..Sheraton Suites Orlando Airport
                                                                   7550 Augusta National Drive
                                                                   Orlando, Florida

Items of Business………………………..• to elect eight directors to a term of one year
                                                                    • to ratify the appointment of PMB Helin Donovan, LLP as independent registered public accounting firm for the year ending December 31, 2007.
                                                                    • any other business which may properly come before the meeting or any adjournment thereof

Record Date………………………….…You can vote if you are a shareholder of record on September 21, 2007.

                                                                                                                       By Order of the Board of Directors

                                                                                                                       /s/ LOUIS F. SAVELLI
                                                                                                                            Louis F. Savelli
                                                                                                                            Chairman and Chief Executive Officer

October 5, 2007
New York, New York

TABLE OF CONTENTS

PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL 1: ELECTION OF DIRECTORS
     Directors and Executive Officers
     Nominees for Directors
     Our Executive Officers
GOVERNANCE OF THE COMPANY
     Board of Directors
          Attendance
          Independence of Directors
          Communications with the Board
          Code of Ethics
     Board Committees
          Nominating Committee
          Executive and Compensation Committee
          Audit Committee
          Technology Committee
               Report of the Audit Committee
                    Fees of Independent Registered Public Accounting Firm
          Compensation of Directors
          Cash Compensation
          Equity Compensation
          Board Fees
          Director Compensation Table
          Narrative Discussion of Director Compensation Table Information
LEGAL PROCEEDINGS
 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
     MANAGEMENT
EXECUTIVE COMPENSATION
          Summary Compensation Table
          Outstanding Equity Awards at Fiscal-Year End 2006
          Options and Stock Appreciation Rights Granted During 2006
          Long-Term Incentive Plans -- Awards Granted During 2006
          Employment Arrangements
        Termination of Employment
               Termination Benefits for Mr. Kazantzis
CHANGES IN CONTROL
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF THE
     INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSALS OF SHAREHOLDERS FOR PRESENTATION AT THE NEXT
     ANNUAL MEETING
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
ANNUAL REPORT ON FORM 10-KSB
OTHER MATTERS
AUDIT COMMITTEE PRE-APPROVAL POLICY AND PROCEDURE
     MEMORANDUM

Page 1 1 5 5 5 8 8 8 8 8 9 9 9 9 9 10 11 11 12 13 13 13 13 14 15 15 15 16 17 19 19 23 24 24 24 25 26 26 26 27 27 27 27 i

ENVIROKARE TECH, INC.
641 LEXINGTON AVENUE, 14TH FLOOR
NEW YORK, NY  10022

PROXY STATEMENT
Annual Meeting of Shareholders
To Be Held on
November 14, 2007
10:00 a.m. (Eastern Standard Time)

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Envirokare Tech, Inc. (the "Company," "Envirokare," "we," "us" or "our") of proxies to be voted at the Company's Annual Meeting of Shareholders to be held on Wednesday, November 14, 2007 and at any adjournment of the Annual Meeting.  Directors, officers and other Company employees may also solicit proxies by telephone or otherwise.  Brokers, banks and other holders of record will be requested to solicit proxies or authorization of beneficial owners and they will be reimbursed for their reasonable expenses.  We first released this Proxy Statement and other materials on or about October 5, 2007.

GENERAL INFORMATION

What am I voting on?

There are two proposals scheduled to be voted on at the meeting:
• to elect eight directors to a term of one year, and
• to ratify the appointment of PMB Helin Donovan, LLP as independent registered public accounting firm for the year ending December 31, 2007.

Who can vote?

Holders of Envirokare Tech, Inc. common stock as of the close of business on the record date, September 21, 2007, may vote at the Annual Meeting either in person or by proxy.  Each share of Envirokare Tech, Inc. common stock is entitled to one vote on each matter properly brought before the Annual Meeting.  As of the record date, there were 60,509,380 shares of our common stock outstanding.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Pacific Stock Transfer Company, you are considered, with respect to those shares, the "shareholder of record."  The Notice of Annual Meeting, Proxy Statement, Proxy Card, Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, and accompanying documents have been sent to you directly by Envirokare Tech, Inc.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered a "beneficial owner" of shares held in street name.  The Notice of Annual Meeting, Proxy Statement, Proxy Card, Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, and accompanying documents have been sent to you directly by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in their mailing or by following their instruction for voting by telephone or by Internet, if offered.

How do I vote?

You may vote by mail, by telephone, on the Internet or in person at the Annual Meeting.

•   By Mail
Be sure to complete, sign and date the proxy card and return it in the postage-paid envelope we have provided.  If you are the shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a shareholder of record, and the postage-paid envelope is missing, please mail your completed proxy card to Envirokare Tech, Inc., c/o Corporate Secretary, 641 Lexington Avenue, 14th Floor, New York, New York 10022.

•   By Telephone or on the Internet
The telephone and Internet procedures we have established for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly executed.

By Telephone:  You can vote by calling the toll-free telephone number on the proxy card.  Please have the proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you call.  Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

On the Internet:  The web site for Internet voting is http://proxyvote.com.  Please have the proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you go online.  As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m., Eastern Standard Time, on November 13, 2007.

The availability of telephone and Internet voting facilities for beneficial owners will depend on the process of your broker, bank or other holder of record.  Therefore, we recommend that you follow the voting instructions in the materials you receive from them.

•   In Person at the Annual Meeting
You may come to the Annual Meeting and may cast your vote there, either by proxy or by ballot.  Please bring your admission ticket with you to the Annual Meeting.  A map of the location for the Annual  Meeting of Shareholders may be found at www.sheratonsuitesorlandoairport.com.

If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares of Company common stock will be voted according to the choices that you specify.  If you sign and mail your proxy card without making any choices, your proxy will be voted:

•               FOR the election of all nominees for director, and
•               FOR the ratification of the appointment of PMB Helin Donovan, LLP as the independent registered public accounting firm for the year ending December 31, 2007.

Abstentions and broker non-votes are not counted as either "yes" or "no" votes.

We do not expect that any other matters will be brought before the Annual Meeting.  By giving your proxy, however, you appoint the persons named as proxies as your representatives at the meeting.  If an  issue comes up for vote at the Annual Meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

May I change or revoke my vote?

Any shareholder giving a proxy has the right to change or revoke it at any time before it is voted by:

•               giving notice in writing to our Corporate Secretary, provided that such statement is received not later than the close of business on November 13, 2007;
•               providing a later-dated vote using the telephone or Internet voting procedures; or
•               attending the Annual Meeting and voting in person.

Will my shares be voted if I do not provide a proxy?

It depends on whether you hold your shares in your own name or as the beneficial owner in the name of a broker, bank or other holder of record.  If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the Annual Meeting.  Brokerage firms, banks and other holders of records generally have the right to vote customers' unvoted shares on certain routine matters.  If your shares are held by a broker, banker or other holder of record, such firm may vote your shares for the election of directors and for the ratification of the appointment of the independent registered public accounting firm, as these matters are considered routine under the applicable rules.

Who can attend the Annual Meeting?

If you are a shareholder of record, your admission ticket is enclosed with your proxy card.  If you own shares in street name, please bring your most recent brokerage statement, along with picture identification, to the meeting.  Envirokare will use your brokerage statement to verify your ownership of  Envirokare common stock and admit you to the meeting.

What constitutes a quorum?

As of the record date, there were 60,509,380 shares of common stock outstanding and entitled to vote and no shares of preferred stock were outstanding.  In order to conduct the Annual Meeting, a majority of shares entitled to vote must be present, in person or by proxy, in order to constitute a quorum.  If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum.  Abstentions and "broker non-votes" will be counted as present and entitled to vote for purposes of determining a quorum.  A "broker non-vote" occurs when a broker, banker or other holder of record who holds shares for another person and has not received voting instruction from the beneficial owner of the shares, and, under National Association of Security Dealers ("NASD") listing standards, does not have discretionary authority to vote on a proposal.

What vote is needed for these proposals to be adopted?

•              Election of directors
The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected.  Authority to vote for any individual nominee can be withheld by following the instructions on the proxy card or by following the instructions if voting by telephone or on the Internet.

•              Ratification of the appointment of PMB Helin Donovan, LLP
In order to approve the ratification of the appointment of PMB Helin Donovan, LLP as our independent registered public accounting firm, the proposal must receive a majority of the votes cast, in person or by proxy, by the shareholders voting as a single class.

Who conducts the proxy solicitation and how much is the cost?

The Company will pay the cost of soliciting proxies on behalf of the Board of Directors.  In addition to solicitation by mail, a number of regular employees may solicit proxies in person, over the Internet, by telephone or by facsimile.  We have retained Broadridge Investor Communications Services to assist in the solicitation of proxies for the Annual Meeting, and we anticipate that the remuneration to Broadridge for its services will not exceed $6,000.  Brokers, bankers and other holders of record who hold shares for the benefit of others will be asked to send proxy material to the beneficial owners of the shares, and we will reimburse them for their expenses.

How does the Company keep voter information confidential?

To preserve voter confidentiality, we voluntarily limit access to shareholder voting records to certain designated employees and agents of the Company.  These employees are bound by the Company's code of ethics in respect of not disclosing sensitive Company information, including shareholder information, except in the case of conducting the Company's business, as is the case with respect to reporting shareholder proxy and voting activity for purposes of conducting the Annual Meeting.

What is householding, and how does it affect me?

Beneficial owners of common stock in street name may receive a notice from their broker, banker or other holder of record stating that only one Proxy Statement and/or other shareholder communications and notices will be delivered to multiple security owners sharing an address.  This practice, known as "householding," will reduce our printing, shipping and postage costs.  Beneficial owners who participate in householding will continue to receive separate proxy forms.  If any beneficial owner wants to revoke consent to this practice and wishes to receive his or her own documents and other communications, however, then he or she must contact the broker, bank or other holder of record with a notice of revocation.  Any shareholder may obtain a copy of such documents from Envirokare at the address and phone number listed on the back cover page of this Proxy Statement.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members, all of whom are nominated to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.  All of the current directors are standing for reelection.  The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the Annual Meeting, the accompanying proxy card will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

The Board of Directors
recommends that shareholders vote FOR Proposal 1.

Directors and Executive Officers

The following table reflects our current directors and executive officers as of the date of this Proxy Statement each of whom is a nominee for director:

Name	Age	Position	Board Position Held Since

Louis F. Savelli(2)	72	Chairman of the Board of Directors and Chief Executive Officer	2005
George E. Kazantzis	57	Director, President, Principal Financial Officer, Treasurer and Secretary	2002
Dr. John Verbicky	55	Director	2003
Dr. Walter V. Gerasimowicz(1)	55	Director	2004
John P. Sereda	53	Director	2006
Paul G. Gillease(1)	75	Director	2006
Douglas B. Davidian(1)	55	Director	2005
Steve Pappas	64	Director	2001

____________________
(1)  Member of the Audit Committee
(2)  Member of the Executive and Compensation Committee

Nominees

We have nominated the eight individuals listed below to serve as our directors until the next Annual Meeting and until their successors are duly elected and qualified and summarize their business experience during the last five years:

Mr. Louis F. Savelli.  Mr. Savelli joined the Company's Board in September 2005 and became our Chief Executive Officer in October 2006.  Mr. Savelli brings extensive executive experience developed in the polymer products industry to our Board, which he achieved primarily with E. I. DuPont de Nemours and Company ("DuPont").  He was assigned to Marketing in 1963, and worked in Technical Services, Sales and Market Development.  He became District Manager for Teflon in Los Angeles in 1969, and from there progressed through a number of management positions, including an assignment in the Corporate Plans Division, working on virtually every product group in DuPont's Polymer Products Division.  In 1989, he was appointed Division Director for the Finishes Division, DuPont's business group responsible for the supply of paints and finishes to the automotive original equipment manufacturer market and after markets.  Mr. Savelli was appointed Vice President and General Manager in 1991, and moved to Detroit where, in addition to heading the Finishes Division, he took over responsibility for marketing all of DuPont's products to the automotive industry.  Under his leadership, the Finishes Division grew to become one of DuPont's largest and most profitable business groups.  In 1999, the business acquired the Herberts Paint Company, a division of Hoechst, for just under $2 billion, thus doubling in size and becoming a global entity.  He was appointed Group Vice President in 1999, and retired in 2001.

Mr. George E. Kazantzis. Mr. Kazantzis has served as President and Principal Financial Officer of the Company since September 20, 2005.   Mr. Kazantzis was appointed Secretary and Treasurer of the Company on November 17, 2005.  Mr. Kazantzis has served in various senior management capacities with the Company since 2002.  Prior to these appointments, Mr. Kazantzis was elected as Acting President and continued his position as Chief Operating Officer, effective March 17, 2005.  Mr. Kazantzis was previously appointed as Executive Vice President of the Company and was appointed President and interim Chief Executive Officer of the Company, and resigned from these positions effective March 5, 2003.  Previously, Mr. Kazantzis was elected Executive Vice President of Envirokare on July 1, 2002 and served in that capacity until his resignation on March 5, 2003.  Mr. Kazantzis was also appointed Assistant Treasurer by the Board of Directors as of December 14, 2002.

In 1989, Mr. Kazantzis, with other partners and in conjunction with Merrill Lynch Inter-Funding, acquired and built Pacific Outlook Co., Inc., one of the largest sportswear and licensing companies in the United States.  In 1994, Mr. Kazantzis acquired two of the Pacific Outlook divisions, Offshore California, Inc., a California life style sportswear brand, and Team Gear USA, an athletic brand, which successfully marketed World Cup USA94 and Soccer USA licensed products.  From 1998 to 2002, he was the Managing Director of SLC Leasing Company, Ltd., at that time the largest privately held car-leasing (hire-purchase) company in Thailand.  In conjunction with the law firm of Tilleke & Gibbins and Grant Thornton-Thailand, Mr. Kazantzis successfully funded and restructured SLC as a litigation-proof entity before conveying it to a group of creditors and investors.  During the early 1980s, he was a principal in HQZ Enterprises, Inc., a real estate division of Cumberland Investment Group, a New York financial investment firm specializing in real estate and private equity transactions.  Mr. Kazantzis was directly responsible, among many projects, for the design and construction of the New Museum of Contemporary Art and the Andy Warhol Factory. In 1972, he founded EuroConcepts, Ltd., a high-end home remodeling and furniture retailer/distribution business. Mr. Kazantzis was the recipient of the prestigious Resources Council ROSCOE (Design) Award in 1979.

Dr. John Verbicky.  Dr. Verbicky joined the Company in 2003 and served in the capacities of President and Chief Executive Officer until March 2005, when he left the Company to join the Company's joint venture interest, LRM Industries, LLC ("LRM"), as President and Chief Executive Officer.  Dr. Verbicky has over twenty-five years of business experience in the high performance materials and plastic composites industry, most recently as President and CEO of Chemfab Corporation, a global manufacturer of high performance composites.  During his tenure as CEO, Chemfab grew over 60% to $125 million in revenues and expanded its presence in the U.S., Europe, South America, Japan and China.  Prior to Chemfab, he served as Manager in the Technology Development and Commercialization area for the General Electric Company, leading a series of successful development and commercialization efforts for GE Plastics and GE Silicones.

Dr. Verbicky received a Ph.D. Degree in Physical Organic Chemistry from the Georgia Institute of Technology and holds 19 U.S. and 7 foreign patents and has more than 20 technical publications.  He is a member of the American Chemical Society, the EPA Science Advisory Board and the Society of Plastics Engineers.

Dr. Walter V. Gerasimowicz.  Dr. Gerasimowicz joined the Company's Board of Directors during 2004 and currently serves as Director and Chairman of the Company's Audit Committee.  Prior to joining the Company, Dr. Gerasimowicz served as a Director of Advisory Services and Chief Investment Strategist for high net worth investors in Lehman's Private Client Services Division.  As a Senior Vice-President he was responsible for portfolio allocation, construction and rebalancing both on a global and on a domestic basis, as well as risk management and performance attribution. In his work, he deals with all security classes (fixed-income and equity), as well as with index, derivative products and alternative investments, such as private equity and hedge funds, which can be utilized both to diversify and implement long and/or short-term allocation decisions.  Additionally, tax and monetization strategies are an integral part of his work.

Prior to assuming his duties at Lehman Brothers, Dr. Gerasimowicz was Head of the International Portfolio Advisory Group at J. P. Morgan, where he pioneered state-of-the-art risk management techniques including downside risk measures and methodologies.  He also specialized in global and international fixed-income strategies as they related to benchmark design, replication and out-performance for major institutions, including central banks, state pension funds and large endowment funds.  Additionally, he has worked closely with sovereign entities in managing debt (re)issuance on the liability side of the balance sheet.  Prior to joining J.P. Morgan, he worked as a Senior Scientist for the U.S.D.A. and the Naval Research Laboratories in Washington, D.C., where he specialized in multiple-quantum nuclear magnetic resonance and solid-state thermodynamic research.

Dr. Gerasimowicz has a B.S. in Chemistry from Ursinus College, M.S. and Ph.D. degree in Physical Chemistry from Villanova University and an MBA in Finance from Wharton School of the University of Pennsylvania.

Mr. John P. Sereda.  Mr. Sereda joined the Company's Board of Directors in November 2006.  Mr. Sereda has over 30 years of financial management experience.  His responsibilities have included debt and equity financing, treasury operations, pension management, insurance and mergers and acquisitions.  Mr. Sereda has held his current position as Vice President-Finance and Treasurer of NOVA Chemicals since 1998.  Prior to joining NOVA Chemicals in 1989, Mr. Sereda had an extensive career in corporate and investment banking with Scotia Bank, a major Canadian bank.  Mr. Sereda attended the University of Saskatchewan, Toronto University and University of British Columbia where he received a Bachelor's degree in Economics and professional designations as an Associate of the Institute of Canadian Bankers (AICB) and as a Certified Cash Manager (CCM).

Mr. Paul G. Gillease.  Mr. Gillease joined the Company's Board of Directors in August 2006.  Mr. Gillease retired from the DuPont Company as Vice President of the Nylon Division in 1993, where he oversaw a major acquisition from ICI, a United Kingdom-based public traded entity.  Prior to this involvement with DuPont, Mr. Gillease served as Vice President and General Manager DuPont Textiles, where he held worldwide responsibility for "Lycra, Nylon, Dacron, Orlon" operations, managing annual revenues of $4 billion with 23 manufacturing sites, 14 of which are located outside the United States.  In addition, among positions held during a 32-year employment with DuPont, he represented DuPont on several foreign joint venture boards, served as a Business director of DuPont's Dacron Fiber Division, and served as a Director of Corporate Marketing, Specialty Products, Fabrics and Finishes.  After DuPont, Mr. Gillease served as a Consultant Board Member to Guildford Mills, Inc., Galey & Lord and Pillowtex/Fieldcrest Cannon, all of which are New York Stock Exchange-listed companies.  Mr. Gillease has also recently served as a Board Advisor to Joan Fabrics and American Textile, both privately held companies.

Mr. Gillease received a Bachelor of Science in Economics from St. Peter's College, New Jersey, and an MBA from Seton Hall University.

Mr. Douglas B. Davidian.  Mr. Davidian joined the Company's Board of Directors in September 2005.  He has over twenty-three years experience in the business furnishings industry and presently owns and operates three businesses that design, manufacture and develop furniture for various end-use applications across a broad range of industries.  He is a multiple award recipient of furniture industry acknowledgements in the State of California, and his businesses have ranked in the top 100 of the fastest-growing privately held companies in America (1990).  His business acumen, development skills and community contributions have been recognized by organizations within California on a regular basis over the past fifteen years.  He serves and has served in an active capacity on numerous regionally-based business and community boards and committees.

Mr. Steve Pappas.  Mr. Pappas joined the Company's Board of Directors in March 2001 and has served in various management and Board capacities since 2001.  He was elected as President and a director of the Company on March 26, 2001 and served in that capacity until his resignation on March 5, 2003.  Mr. Pappas has over thirty years of entrepreneurial, corporate executive, real estate management and development experience, most recently, from July 1988 to the present, as Managing General Partner of SPL Associates ("SPL"), based in Brooklyn, New York.  SPL has acquired and manages numerous large-scale residential and commercial real estate holdings in New York.  Mr. Pappas was the founder and President of Servco Leasing Corporation from 1970 to 1980, during which time it became the largest third party leasing company for Xerox equipment.

There are no family relationships between or among any directors, officers or director nominees.

Our Executive Officers

Mr. Savelli and Mr. Kazantzis are the Company's executive officers (see biographies above).  Our officers serve at the pleasure of the Board of Directors.

GOVERNANCE OF THE COMPANY

Board of Directors

Attendance.  During the year ended December 31, 2006, the Board of Directors met 10 times (5 times in person and 5 times by special meetings held telephonically) and took action by consent in lieu of a meeting on 2 other occasions.  Each director attended at least 75% of the meetings held by the Board and the committees on which he served during the year.  Directors are expected to attend all meetings of the Board, the Committees on which they serve, and all meetings of shareholders.  It is expected that commencing in 2008 our independent directors will meet at least two times a year without any of our management directors or employees present.  We did not hold an annual meeting of shareholders during 2006.

Independence of Directors.  The Board has established guidelines to assist in determining director independence, which conform to the independence requirements of the NASD listing standards.  The Board considers all relevant facts and circumstances in making independence determinations.  At its May 16, 2007 meeting, the Board determined that the following four directors (constituting all of the Company's non-employee directors, excepting Dr. Verbicky, who is Chief Executive Officer of the Company's joint venture interest, LRM, and Mr. John Sereda, who serves in a senior management capacity with Nova Chemicals Inc., the Company's joint venture partner.  The following directors are independent from the Company and management pursuant to its independence guidelines:  Dr. Gerasimowicz, Mr. Gillease, Mr. Davidian and Mr. Steve Pappas.

In addition to the independence standards set forth above, the Board evaluates additional independence requirements under applicable Securities and Exchange Commission ("SEC") rules for directors who are members of the Audit Committee.  If a director is considered independent pursuant to the standards as set forth above, the director will also be determined to be independent for purposes of being a member of our Audit Committee if:

•   the director does not directly or indirectly, including from certain family members, receive any consulting, advisory or other compensatory fee, from the Company (including its subsidiaries), except in such person's capacity as a director or committee member; and

•  the director is not an "affiliated person" of the Company (or any of its subsidiaries), meaning the director does not directly or indirectly (through one or more intermediaries) control, is not controlled by or is not under common control with the Company (and its subsidiaries), all within the meaning of the applicable securities law.

The following directors are independent for Audit Committee membership: Dr. Walter V. Gerasimowicz, Paul G. Gillease, Douglas B. Davidian and Steve Pappas.

Communications with the Board.  Shareholders or other parties interested in communicating with the Chairman of the Board, with the Board or with the independent directors as a group may write to the following address:

                Chairman of the Board of Directors
                c/o Corporate Secretary's Office
                Envirokare Tech, Inc.
                641 Lexington Avenue, 14th Floor
                New York, New York  10022

The Secretary of the Company forwards all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious "junk" mail.  Concerns involving auditing, internal controls or auditing matters are to be brought immediately to the attention of the Audit Committee and are to be handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Ethics.  On August 24, 2006, the Board of Directors adopted a Code of Ethics for Executive Officers, Employees and Directors.  The Code of Ethics is applicable to all directors, officers and employees, including the principal executive officer and the principal financial officer, and sets forth our policies and procedures with respect to the conduct of our business.  Some examples of conduct addressed in our ethics code include conflict of interest situations, confidentiality and compliance with laws and regulations.  A current copy of the full text of our Code of Ethics for Executive Officers, Employees and Directors is available on our website at http://www.envirokare.com.

Board Committees and Meetings

The Board of Directors currently has three standing committees:

                •   Executive and Compensation Committee;
                •   Audit Committee; and
                •   Technology Committee

Nominating Committee:  Our Board of Directors has not established a Nominating Committee. However, all of the independent and other members of the Board of Directors unanimously recommend a vote FOR all of the director nominees listed above, and proxies solicited by the Board of Directors will be so voted in the absence of instructions to the contrary.  While the Board of Directors believes that a Nominating Committee is not presently required, after the conclusion of this Annual Meeting, it intends to consider establishing a Nominating Committee.

Executive and Compensation Committee.  The Company is in the process of establishing its Executive and Compensation Committee, and while it is presently considering candidates to serve on this Committee, the committee has not met during the current 2007 fiscal year and has not prepared any report as of the record date.  The Company currently does not have a charter for this committee, and it intends to consider approving a charter upon establishment of the Committee.  Once approved, this charter will be available on the Company's website.  Once established, the Executive and Compensation Committee will be responsible for reviewing and recommending the compensation of our executive officers and directors and making recommendations to the Board regarding our general compensation, benefits and perquisites policies and practices, including, without limitation, our incentive-compensation plans and equity-based compensation plans.  (In circumstances in which equity-based compensation plans are not subject to shareholder approval, such plans shall be subject to Executive and Compensation Committee approval.)  In performing this function, the Executive and Compensation Committee will consider, among other things, the types of compensation and amounts paid to executives and directors of public companies of equivalent size, stage of development in the industry and activity levels.  The findings of this compensation review will be used to determine the appropriate level of compensation for the executives and directors, reflecting the need to maintain competitiveness and recruit and retain qualified personnel within the context of our financial resources.   Currently, the Board approves compensation for directors and officers of the Company, with approved compensation for directors and officers taking into consideration such factors as term of service with the Company, duties required to be performed in the service of the Company and retention of key members on the Board and executive officers.  The Company currently does not utilize consultants to assist in making compensation determinations.

Audit Committee.  The primary function of the Audit Committee is to assist the Company's Board of Directors in the oversight of:

                •   the integrity of the financial statements of the Company and its subsidiaries;
                •   the Company's compliance with legal and regulatory requirements;
                •   the independent registered public accounting firm's qualifications and independence; and
                •   the performance of the Company's independent registered public accounting firm and internal audit function.

The Board of Directors adopted a written charter for the Audit Committee in December 2002 and subsequently adopted a revised charter in May 2007, a copy of which is available on the Company's website.  The Audit Committee is responsible for, in part, pre-approving all audit and non-audit fees that might be incurred during each respective audit year.  A copy of the Audit Committee Pre-approval Policy and Procedure Memorandum is filed as an exhibit to this Proxy Statement.  The Audit Committee met two times during the last fiscal year and is to meet a minimum of four times during this fiscal year.  The members of the Audit Committee are non-employees of the Company, and the Board of Directors has determined that each of its current Audit Committee members, with the exception of Mr. John Sereda, has met the independence and expertise requirements of the NASD Rules, the SEC and the Company's independence standards described above under the heading of "Independence of Directors."  Mr. Sereda, who replaced Dr. John Verbicky and was appointed during 2007, is employed in a senior management capacity with Nova Chemicals Inc., the Company's joint venture partner in LRM, and therefore is not considered an independent member of the Audit Committee.  Mr. Paul Gillease was appointed as a member of the Audit Committee on August 23, 2007, replacing Mr. John P. Sereda, and joins the current independent Audit Committee members Dr. Walter Gerasimowicz (Chairman) and Mr. Douglas Davidian.  The Company is currently seeking and interviewing prospective candidates that meet the criteria to serve as an independent financial expert on the Company's Audit Committee.

On August 27, 2007, the Audit Committee, with full approval from the Company's Board of Directors, dismissed its prior independent registered public accounting firm, Williams & Webster, P.S. ("Williams & Webster"), and appointed PMB Helin Donovan, LLP ("PMB"), effective immediately.  This determination followed our decision to seek proposals from independent registered public accounting firm to audit the Company's financial statements for the fiscal year ending December 31, 2007.  The decision to dismiss Williams & Webster and retain PMB was made by our Audit Committee under the authority vested in the Audit Committee by the stockholders at the last annual meeting.

During the Company's two most recent fiscal years ended December 31, 2006, and the subsequent interim period preceding August 27, 2007, the date of dismissal of Williams & Webster, there were no disagreements between the Company and Williams & Webster on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Williams & Webster's satisfaction, would have caused them to make a reference to the subject matter of the disagreements in connection with their reports.

None of the "reportable events" described in Item 304(a)(1)(iv) of Regulation S-B occurred within the Company's two most recent fiscal years and the subsequent interim period preceding August 27, 2007.

Williams & Webster's audit reports on the Company's financial statements as of and for the fiscal years ended December 31, 2005 and 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for a modification as to an uncertainty about the Company's ability to continue as a going concern.  Williams & Webster has furnished the Company with a letter addressed to the SEC that Williams & Webster agrees with the statements made in the Current Report on Form 8-K, as amended, dated August 27, 2007.  A copy of this letter from Williams & Webster is attached as Exhibit 16.1 to the Form 8-K.

During the last two fiscal years and the subsequent interim period preceding August 27, 2007, the date of dismissal of Williams & Webster, the Company did not consult PMB regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-B.

Technology Committee.  The Technology Committee is responsible for reviewing and recommending to the Board of Directors business opportunities that may be brought to the attention of the Company.  The committee was formed during fiscal 2006 and meets periodically through the year to discuss business opportunities that are brought to the committee.  The committee members are Dr. Nicholas Pappas (Chairperson), Dr. Walter Gerasimowicz and Mr. Paul Gillease.

 Audit Committee Report

The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report:

We have reviewed and discussed the Company's audited consolidated financial statements for the year ended December 31, 2006 with management and have discussed with Williams & Webster, P.S., our independent registered public accounting firm for 2006, the matters required to be discussed by Statement of Accounting Standards 61, as amended (Codification of Statements on Auditing Standards, AU Section 380.)  We have received the written disclosures and the letter from Williams and Webster required by Independence Standards Board Standard No. 1 and have discussed with Williams & Webster its independence in connection with this audit of our most recent financial statements.  Based on this review and these discussions, we recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2006.

Dr. Walter V. Gerasimowicz (Chairperson and current member)

John Verbicky (former member)

Douglas Davidian (current member)

Fees of Independent Registered Public Accounting Firm

The Audit Committee is responsible for, in part, pre-approving all audit and non-audit fees that might be incurred during each respective audit year.  A copy of the Audit Committee Pre-approval Policy and Procedure Memorandum is filed as an exhibit to this Proxy Statement.  During the 2006 fiscal year, the Audit Committee pre-approved 100% of the audit fees, 100% of tax related fees and did not pre-approve non-audit fees and other accounting services incurred by the Company.

Audit Fees

The aggregate fees billed for professional services for the audit of our annual financial statements and review of our interim financial statements, including our quarterly reports on Form 10-QSB and services normally provided in connection with statutory and regulatory filings or engagements, for the 2006 fiscal year ended were $61,683.

Audit Related Fees

The aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or the review of the financial statements that are not included as "Audit Fees" for the 2006 fiscal year ended were $1,293.

Tax Fees

The aggregate fees billed for tax compliance, tax advice and tax planning for the 2006 fiscal year ended were $7,882.  These tax services provided related primarily to preparation and filing of federal and state tax returns and consultations which aided the establishment of the appropriate tax basis for the Company and its consolidated entities, following the merger of Thermoplastic Composite Designs, Inc. into the Company and the creation of the Company's joint venture interest, LRM.

All Other Fees

During fiscal 2006, fees were billed in relation to consultations with the Company, which addressed the appropriateness of Company responses to comments from the SEC.

The following table sets forth fees paid to our independent registered public accounting firm, Williams & Webster, for the last two fiscal years:

For	Year Ended 12-31-06	Year Ended 12-31-05

Audit Fees	$61,683	$31,906
Audit Related Fees	$1,293	$21,507
Tax Fees	$7,882	$7,700
All Other Fees	$1,488	$0

Total fees	$72,346	$61,113

We have also reviewed the various fees that we paid or accrued to Williams & Webster during 2006 for services rendered in connection with our annual audits and quarterly reviews, as well as for any other non-audit services rendered.

It is the policy of the Audit Committee to engage the independent accountants selected to conduct the financial audit for the Company, and to confirm, prior to such engagement, that such independent accountants are independent of the Company.  In keeping with its policy, all services of the independent accountants reflected above were pre-approved by the Audit Committee.

COMPENSATION OF DIRECTORS

Cash Compensation

We currently make no cash compensation payments to Board members other than those described in the section below entitled "Board Fees."

Equity Compensation

Directors are generally awarded a stock option by the Board upon the individual accepting to serve in the capacity as director on the Company's Board.  During the 2006 fiscal year, Mr. Paul G. Gillease was issued an option grant in recognition of his acceptance to serve on the Company's Board, and Mr. Louis F. Savelli was granted an option to assume the positions of Chairman and Chief Executive Officer of the Company.  One additional director accepted a position on the Company's Board during the 2006 fiscal year, and this director was not provided compensation.  The exercise price per share covered by options granted to directors and officers is equal to the fair market value of the common stock on the date of grant.  With respect to one newly appointed director during the 2006 fiscal year and subject to his remaining in continuous service with the Company through each applicable vesting date, the newly appointed director's initial option grant will become exercisable as follows: with respect to half of the shares covered by the grant, one year after the grant date and, with respect to half of the shares covered by the grant, two years after the grant date.  The grants generally have an exercise period extending for ten years.  If a director's service terminates by reason of his or her death, his or her beneficiary will generally have 5 years to exercise any portion of a director-granted option that is exercisable on the date of death.  Generally, if not previously exercised, each option granted shall expire on the tenth anniversary of the date of grant.  Generally, upon a change in control as defined in the respective stock option agreements, options will terminate unless provision is made in writing in connection with such change in control transaction for the assumption of the option, or the substitution of the option for an option covering the stock of a successor employer corporation, or a parent or a subsidiary thereof with appropriate adjustments in accordance with the provisions of the respective option agreement as to the number and kind of shares optioned and their exercise prices, in which event the option shall continue in the manner and under the terms provided.

Board Fees

In addition to the options and other payments listed above, we pay each of our non-employee directors a fee of $3,000 for every Board of Directors meeting they attend in person and $1,500 for every Board meeting they attend telephonically.  Each non-employee director also receives an additional fee of $1,500 per meeting of the Executive and Compensation Committee and the Audit Committee, with the Chairman of each respective committee receiving $2,250 per meeting.  For committee meetings held telephonically, non-employee directors receive $1,500 per meeting, with the Chairman of the respective committees receiving $2,000 per meeting.

Other than as discussed above, there have been no arrangements pursuant to which directors were compensated by the Company in their capacity as directors or for services rendered as consultants or experts during the 2006 fiscal year.

DIRECTOR COMPENSATION TABLE (for the fiscal year ended December 31, 2006)

Name	Fees Earned or Paid in Cash[1] ($)	Option Awards[2] ($)	Total ($)

Louis F. Savelli, Chairman[3,4]	$11,250	$-	$276,250

Walter V. Gerasimowicz	17,250	-	17,250

Paul G. Gillease	10,500	0	10,500

Steve Pappas	13,000	-	13,000

Douglas B. Davidian	14,000	100,785	114,785

John Verbicky	17,000	-	17,000

George E. Kazantzis[4]	-	-	-

John P. Sereda[5]	-	-	-

Nicholas Pappas, Chairman (former)	6,750	-	6,750

(1)  Represents (a) compensation for serving on the committees, (b) compensation for serving as the chairman of the committees and (c) compensation for attendance at Board and committee meetings.

(2) Represents the dollar amount recognized for financial statement reporting purposes, with respect to option awards for the fiscal year, calculated in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123(R) Share-Based Payment ("SFAS No. 123R").  As of the fiscal year ended 2006, there were no stock awards outstanding and the aggregate number of option awards outstanding was 18,568,307, of which 10,335,535 were issued to directors and 8,232,772 stock options were issued to non-directors and a former Chairman of the Company.  As of the fiscal year ended December 31, 2006, the option awards outstanding for Mr. Louis F. Savelli, Dr. Walter V. Gerasimowicz, Mr. Paul G. Gillease, Mr. Steve Pappas, Mr. Douglas B, Davidian, Dr. John Verbicky, Mr. George E. Kazantzis and Dr. Nicholas Pappas were 800,000 shares, 1,200,000 shares, 300,000 shares, 2,000,000 shares, 300,000 shares, 2,635,535 shares, 2,525,000 shares and 2,001,684 shares, respectively.  Of the option awards outstanding to directors as of the 2006 fiscal year ended, 150,000 shares were subject to vesting criteria, which criteria were met during the 2007 fiscal year for each of Messrs. Savelli and Davidian, 300,000 shares were subject to vesting criteria, of which 150,000 shares vested during the 2007 fiscal year on behalf of Mr. Gillease, 1,000,000 shares were subject to vesting criteria which have not been met on behalf of Dr. Verbicky and 1,500,000 shares were subject to vesting criteria which have not been met on behalf of Dr. Nicholas Pappas.  Mr. John P. Sereda has no outstanding option awards.

(3) Prior to Mr. Savelli's appointment as Chief Executive Officer and Chairman of the Board of the Company, he received director's fees of $11,250 for serving as a director.

(4)  With respect to Messrs. Savelli and Kazantzis, Board policy provides that paid employees are not entitled to attendance fees for Board meetings.

(5)  Mr. Sereda's employer's policy provides that employees serving on boards of other companies may not receive meeting attendance fees.

Narrative Discussion of Director Compensation Table Information

The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the foregoing Director Compensation Table, with respect to compensation received by respective Board members during the fiscal year ended December 31, 2006.

Mr. Paul G. Gillease.  On August 24, 2006, Mr. Gillease was granted an option to purchase 300,000 shares of our common stock at an exercise price of $0.60, which price is equal to the fair market value of the common stock on the date of the grant.  The grant vests half on August 24, 2007 and half on August 24, 2008, subject to the director remaining in his capacity on the Company's Board.  The grant date fair value of the option computed in accordance with SFAS 123R was $152,200, with this option value not recognized as a charge to the Company's earnings until such time as the option vests.

Mr. Douglas B. Davidian.  On September 20, 2005, Mr. Davidian was granted an option to purchase 300,000 shares of our common stock at an exercise price of $0.75, which price is equal to the fair market value of the common stock on the date of the grant.  The grant vested half on September 20, 2006 and will vest half on September 20, 2007, subject to the director remaining in his capacity on the Company's Board of Directors.  The grant date fair value of the option computed in accordance with SFAS 123R was $201,570.  The balance of the grant date fair value of the option, in an amount of $100,785, will not be recognized as a charge to the Company's earnings until such time as the option vests.

LEGAL PROCEEDINGS

As of the record date, September 21, 2007, the Company is unaware of any legal proceedings which may have occurred during the past five years in which one or more of our directors, director nominees or executive officers were a party adverse to us, or any legal proceeding which would be material to an evaluation of the ability or integrity of one or more of our directors or executive officers except for the litigation that was commenced by the Company against our director nominee Steve Pappas on June 10, 2005 and in which director nominee Steve Pappas counterclaimed against the Company.  This litigation, which is described in Item 3 of Part 1 of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 attached to this Proxy Statement, was resolved by the parties pursuant to the terms of a Standstill Agreement, dated April 14, 2006, in which, among other things, the nominee director Steve Pappas agreed not to vote any shares of Company common stock held in his name for a period of five years.  At the time of the commencement of this litigation, all of the current director nominees, except for director nominees Louis F. Savelli, Paul G. Gillease and Douglas Davidian were directors of the Company.  At the time of the Company's entry into the Standstill Agreement, all of the current director nominees were directors of the Company except for Paul G. Gillease.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and Forms 5 and amendments thereto, if any, we are not aware that any person who at any time during the fiscal year ended December 31, 2006 was a director, officer, beneficial owner of 10% or more of our common stock, failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") during the most recently completed fiscal year, except with respect to two Forms 4 which were filed late on behalf of Mr. Steve Pappas, a director nominee, disclosing an acquisition of Company common stock, in an amount of 500,000 shares, by conversion of options held in Mr. Steve Pappas' name during fiscal year 2004 and receipt of a stock option grant to purchase up to 1,200,000 shares of Company common stock, such grant provided by virtue of a Settlement Agreement between Mr. Pappas and the Company, dated April 14, 2006, with the Section 16(a) filing for both transactions dated September 12, 2006.

TRANSACTIONS WITH RELATED PERSONS

During the year ended December 31, 2006, the Company completed a private placement of its securities in which the Company sold units to participants at a price of $0.63 per unit.  Each unit is comprised of one share of Company common stock and one purchase warrant to acquire one share of Company common stock, with the purchase warrants exercisable between October 2, 2007 and October 2, 2010.  Of the 7,642,856 units sold in the offering, 7,007,936 were sold to Company affiliates, including directors and officers of the Company.

During the year ended December 31, 2006, options issued by the Company totaled 2,375,000.  Of these issued options, 1,200,000 were issued to Mr. Steve Pappas, a  director nominee, as a part of a settlement agreement between the parties, and 500,000 options were issued to Mr. Louis F. Savelli, the newly appointed Chairman and Chief Executive Officer of the Company.

During the year ended December 31, 2006, the Company entered into a promissory note arrangement with Dr. Nicholas Pappas, then Chairman and Chief Executive Officer of the Company, in the principal amount of $100,000.  Dr. Nicholas Pappas resigned from his positions as Chairman of the Board and Chief Executive Officer of the Company on September 30, 2006.  The note bears interest, payable in arrears, at the annual rate of 8.5% with interest payable in 24 equal monthly installments of $708, which commenced March 10, 2006.  Principal due to the note holder may be prepaid or paid in advance, in whole or in part, at any time without premium or penalty.  The loan was secured by a mortgage on property owned by the Company's wholly owned subsidiary, Envirokare Composite Corp. ("ECC").

During the year ended December 31, 2006, the Company closed the sale of interests in property that it held through its wholly owned interest in ECC.  The sale included all land, buildings and lease rights for the Company property located in Mims, Florida.  The Company satisfied the mortgage held on the property, as discussed herein, upon closing of the property sale.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the knowledge of the Company's management, as of September 30, 2007, no person beneficially owned more than five percent of any class of the Company's voting securities, common stock par value $0.001 per share, other than as set forth below.  The following table sets forth the total amount of any class of the Company's voting securities owned by each of its executive officers, directors and director nominees and by its executive officers, directors and director nominees, as a group, as of September 30, 2007.

Name and Address (1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Class

Nova Chemicals, Inc.	15,392,856	(3)	22.6%
Adrian Alexandru	3,980,000	(4)	6.6%
James Pappas	3,200,000		5.3%
Vanessa Houiris	3,200,000		5.3%
Nicholas Pappas	3,138,858	(5)	5.1%

Steve Pappas	12,726,400	(6)	20.3%
George E. Kazantzis	4,033,586	(7)	6.4%
John Verbicky	2,055,000	(8)	3.3%
Walter V. Gerasimowicz	1,467,730	(9)	2.4%
Louis F. Savelli	1,100,000	(10)	1.8%
Douglas B. Davidian	662,260	(11)	1.1%
Paul G. Gillease	308,730	(12)	0.5%
John P. Sereda	0		0.0%

All executive officers and directors as a group	22,353,706	(2)	36.9%	(2)

__________________________
(1)  The address for each of the persons listed is 641 Lexington Avenue, 14th Floor, New York, New York 10022.

(2)  Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares owned by a person and the percentage ownership of that person, shares of common stock subject to stock options and purchase warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 2007, are deemed outstanding.  Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.  The beneficial ownership calculations are based on the Company's issued and outstanding common share balance of 60,509,380, as of September 30, 2007.

(3)  In 2004, NCI entered into a short-term exclusivity agreement with the Company related to a potential joint venture regarding the use, license or sublicense of the Company's TPF ThermoPlastic Flowforming™ technology.  In connection with this agreement, the Company issued to NCI common stock purchase warrants for a total of 1,400,000 shares at an exercise price of $0.20 per share.  NCI exercised these warrants in December 2004 and received 1,400,000 shares of Company common stock for a total purchase price of $280,000.  NCI funded the purchase with cash on hand.  In February 2005, NCI and ECC, a wholly owned subsidiary of the Company, entered into a 50:50 joint venture agreement and created a new company, LRM, to commercialize the Company's TPF Thermoplastic Flowforming™ technology and process.  On May 15, 2006, NCI loaned ECC $500,000 from cash on hand.  The loan is evidenced by a promissory note that provides for interest that accrues at a rate of 9% per annum and is due on May 15, 2008.  ECC has the right to prepay the promissory note at any time without penalty or premium of any kind, and NCI has the right to elect to convert all or any portion of the outstanding principal balance of, and accrued and unpaid interest on, the loan into common shares of the Company at a price of $0.45 per share.  The loan is secured by both a pledge of ECC's entire membership interest in LRM and the Company's guaranty of payment.  NCI has the immediately exercisable right to acquire beneficial ownership of a number of shares of the Company's common stock equal to (A) the principal balance ($500,000) plus all accrued and unpaid interest (which accrues daily from May 15, 2006 at an annual rate of 9%) on that certain promissory note issued by ECC, divided by (B) $0.45.  As of September 30, 2007, this equaled the right to acquire 1,244,444 shares.  As of 60 days from September 30, 2007 (assuming no prior repayment or conversion of the promissory note), this will equal the right to acquire 1,294,444 shares, which amount is included in the reported figure in the table above.  On June 23, 2006, LRM entered into certain loan transactions with SunTrust Bank ("SunTrust") in order to provide financing for the purchase of new equipment.  In connection with such loan transactions, NCI provided (i) a Guaranty for $2,240,000, (ii) two Letters of Credit for a total of $1,110,000 to secure certain loans from SunTrust to LRM.  NCI and the Company are currently negotiating the terms of a potential arrangement whereby NCI could elect to repay on behalf of LRM a portion of LRM's obligations under the SunTrust loan transactions, in exchange for which NCI would be entitled to a number of shares of Company common stock equal to the Company's share of the repayment amount divided by a price to be determined.  On October 2, 2006, NCI purchased 6,349,206 Company units ("Unit" or "Units") at a price of $0.63 per Unit.  Each Unit ("Unit" or "Units") is composed of one share of Company common stock and one warrant entitling the holder to purchase one additional Company common share at an exercise price of $0.63 during an exercise period of three years beginning October 2, 2007.  NCI funded the purchase of the Units with cash on hand.  The reported figure includes the previously described warrant to acquire 6,349,206 shares of Company common stock.

(4)  The tabular disclosure reflects the holdings of Mr. Alexandru, to the extent of information provided by the shareholder to the Company.

(5)  Includes stock options granted to acquire 1,501,684 shares of Company common stock immediately exercisable up to March 10, 2015, and does not include stock options to purchase 1,500,000 shares of Company common stock, such grant that is subject to vesting criteria based on threshold performance goals for operations at LRM with vesting criteria as established during a period ending December 31, 2008.  The reported figure includes common stock in an amount of 104,000 shares held in the name of Dr. Pappas' wife, to which Dr. Pappas disclaims beneficial ownership.  The reported figure does not include rights to acquire 875,000 shares of Company common stock, which were transferred by gift to adult family members, to which Dr. Pappas disclaims beneficial ownership.  On October 2, 2006, Dr. Pappas purchased 100,000 Units at a price of $0.63 per Unit.  The reported figure includes the previously described warrant to acquire 100,000 shares of Company common stock.

(6)  The tabular disclosure reflects the holdings of Mr. Steve Pappas, to the extent of information provided by the shareholder to the Company.  As of September 30, 2007, the disclosure includes stock options to acquire 2,000,000 shares of Company common stock exercisable immediately and until varying dates up to April 13, 2016.  Includes 250,000 shares of common stock of the Company owned by Mr. Steve Pappas' wife, to which Mr. Pappas disclaims beneficial ownership.  On October 2, 2006, Mr. Pappas purchased 100,000 Company Units at a price of $0.63 per Unit.  The reported figure includes the previously described warrant to acquire 100,000 shares of Company common stock.

(7)  Includes stock options to acquire 2,300,000 shares of Company common stock exercisable immediately and until varying dates up to August 23, 2016.  The reported figure does not include stock options to acquire 100,000 shares of Company common stock held by Mr. Kazantzis' adult family members, to which Mr. Kazantzis disclaims beneficial ownership.  The reported figure does include an option to acquire 25,000 shares held in the name of a family member of Mr. Kazantzis who is a minor.  On October 2, 2006, Mr. Kazantzis purchased 100,000 Units at a price of $0.63 per Unit. The reported figure includes the previously described warrant to acquire 100,000 shares of Company common stock.

(8)  Includes stock options granted to acquire 1,635,535 shares of Company common stock immediately exercisable at varying dates up to March 10, 2015, and does not include stock options to purchase 1,000,000 shares of Company common stock.  This grant is subject to vesting criteria based on threshold performance goals for operations at LRM, with vesting criteria as established during a period ending December 31, 2008.  The reported figure does not include rights to acquire 400,000 shares of Company common stock, such stock option rights that were transferred by gift to adult family members, to which Dr. Verbicky disclaims beneficial ownership.

(9)  The reported figure includes stock options to acquire 1,200,000 shares of Company common stock exercisable immediately and until varying dates up to March 10, 2015.  On October 2, 2006, Dr. Gerasimowicz purchased 79,365 Units at a price of $0.63 per Unit.  The reported figure includes the previously described warrant to acquire 79,365 shares of Company common stock.

(10)  The reported figure includes stock options to acquire 800,000 shares of Company common stock.  On October 2, 2006, Mr. Savelli purchased 100,000 Units at a price of $0.63 per Unit.  The reported figure includes the previously described warrant to acquire 100,000 shares of Company common stock.

(11)  Includes a stock option to acquire 225,000 shares of Company common stock immediately exercisable until September 20, 2015, and does not include 75,000 shares of the stock option purchase rights of that grant that Mr. Davidian transferred by gift to an adult third party.  Includes 73,260 shares indirectly owned by Mr. Davidian, which are held by a trust on behalf of Mr. Davidian's minor children and minor nieces.

(12)  The reported figure includes stock options to acquire 150,000 shares of Company common stock exercisable immediately and until August 23, 2016.  The reported figure does not include a stock option grant to acquire 150,000 shares of Company common stock that will vest on August 24, 2008, subject to Mr. Gillease remaining in his capacity as a director of the Company.  Upon vesting, the options are immediately exercisable until August 23, 2016.  On October 2, 2006, Mr. Gillease purchased 79,365 Company Units at a price of $0.63 per Unit.  The reported figure includes the previously described warrant to acquire 79,365 shares of Company common stock.

EXECUTIVE COMPENSATION

Summary Compensation Table:

The following table (the "Summary Compensation Table") sets forth certain information regarding compensation paid to each of the Company's Named Executive Officers, including the Chief Executive Officer and Principal Financial Officer, who were serving at the end of 2006:

Name and Principal Position	Year	Salary[1]	Bonus[1]	Option Awards[2]	All Other Compensation[3]	Total

Louis F. Savelli, Chief Executive Officer[4]	2006	$30,000	$-	$265,000	$-	$295,000
George E. Kazantzis, President, Chief Operating Officer and Principal Financial Officer[5]	2006	160,000	-	126,850	13,993	300,843

Nicholas Pappas, Chief Executive Officer (former) [6]	2006	24,000	250,000	-	-	274,000

_____________________

(1)  The salaries for the Named Executive Officers in the reported years were paid in cash.  The bonus paid to Dr. Nicholas Pappas, the former chief executive officer, was used as a credit to exercise stock options (see "Option Exercises and Stock Vested" table below).

(2)  "Option Awards" represent the dollar amount recognized as an expense with respect to option awards on the Company's financial statements for the 2006 fiscal year in accordance with SFAS No. 123R, disregarding, however, the estimate of forfeitures related to service-based vesting conditions included in such financial statements and required by SFAS No. 123(R).  No amounts of option awards were forfeited by the Named Executive Officers for 2006.  Option expense is charged to earnings over the relevant period of vesting service.   See footnotes 4, 5, 6 and 7 for a discussion of the option grants to other Named Executive Officers.  See Note 10 to the Company's audited financial statements, included with our Annual Report of Form 10-KSB for the year ended December 31, 2006, for a discussion of the methodology used and the assumptions made in the valuation of the options.

(3)  "All Other Compensation" reflects compensation paid to our Named Executive Officers as (i) year-end annual compensation, (ii) 401(k) matching contributions, (iii) insurance premiums, and (iv) other perquisites.  The amounts paid to Mr. George E. Kazantzis include annual payments of $9,193 for insurance premiums paid and car allowance paid in an amount of $4,800.  See footnote 5.

(4)  Mr. Savelli was elected Chief Executive Officer and Chairman effective October 2, 2006, replacing Dr. Nicholas Pappas in those capacities.  Mr. Savelli was granted 500,000 shares at that time.  During September 2005, Mr. Savelli joined the Company's Board and was awarded a stock option to purchase up to 300,000 shares of Company common stock, subject to vesting criteria, wherein half of the options vested in the year ended December 31, 2006 and the remaining half of the options vest during the year ended December 31, 2007, provided that Mr. Savelli remains a director or Chairman of the Company.  The Company recognized the compensation expense for ½ of the option value during the year ended December 31, 2006 (see "Compensation of Directors and Remuneration of Senior Officers" below).

(5)  One half of the salary amounts for Mr. Kazantzis was deferred for the years ended December 31, 2005 and 2004.  Mr. Kazantzis elected to exercise options and warrants during the year ended December 31, 2005.  In addition, half of Mr. Kazantzis' salary was deferred through a portion of 2006, and Mr. Kazantzis elected to exercise warrants with the remaining portion of his deferred salary in 2006.  Mr. Kazantzis was granted a stock option to purchase up to 250,000 shares of Company common stock during the year ended December 31, 2004.  The fair value of these options used in calculating the compensation expense recorded in the year ended December 31, 2004 was $0.429 per share.  During the year ended December 31, 2005, Mr. Kazantzis was granted an option to acquire up to 950,000 shares of Company common stock.  The fair value of these options used in calculating the compensation expense for the year ended December 31, 2005 was $0.75 per share.  During the year ended December 31, 2006, Mr. Kazantzis was granted an option to acquire up to 250,000 shares of Company common stock.  The fair value utilized in calculating the compensation expense for the year ended December 31, 2005 was $0.507 per share.  Mr. Kazantzis receives a car allowance, in a monthly amount of $400, and medical insurance allowance, in a monthly amount of $766.  Both of these allowances are reported in the table above under the "All Other Compensation" column (see "Compensation of Directors and Remuneration of Senior Officers" below).

(6)  Dr. Pappas, during the year ended December 31, 2003, was granted a stock option, a portion of which provided for a purchase of up to 600,000 shares of Company common stock at a price of $0.23 per share, which option grant vested during the 2004 fiscal year, with the calculated fair value of $0.206 per share for the granted options.  Additionally, during the year ended December 31, 2005, Dr. Pappas received an option to purchase up to 2,500,000 shares of Company common stock, which grant vested immediately and had an option value calculated at $0.75 per share.  Dr. Pappas also received a stock option to acquire up to 1,000,000 shares of Company common stock, during the year ended December 31, 2005, which option grant is subject to vesting criteria that have not been realized as of the 2006 fiscal year end.  The vesting of this grant is related to performance criteria at the Company's joint venture interest, LRM.  In the event that these performance criteria are met, then Dr. Pappas will receive a fully-vested stock option to acquire up to an additional 500,000 shares of Company common stock (see "Compensation of Directors and Remuneration of Senior Officers" below).

Narrative Discussion of Summary Compensation Table Information.  The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the foregoing Summary Compensation Table.  The following narrative disclosure is separated into sections, with a separate section for each of our Named Executive Officers.

Louis F. Savelli, Chief Executive Officer

Cash Compensation.  Mr. Savelli was awarded total cash compensation for his services to us in 2006 in the amount of $30,000. Of this sum, $30,000 represents Mr. Savelli's annual base salary for 2006, with no cash bonus or year-end annual compensation awards granted.  Had Mr. Savelli been the Chief Executive Officer for the full 12 months, his annual base salary would have been $120,000.  Since 2004, no change has been made to his base salary.  The Company's Board plans to reevaluate Mr. Savelli's base salary on an annual basis.

In determining Mr. Savelli's base salary for 2006, the Board considered Mr. Savelli's managerial and executive experience and the level of compensation paid to the highest paid executives at comparable public companies.  The Board also considered the competitive trends, our overall financial performance and resources, our operational performance, general economic conditions as well as a number of factors relating to Mr. Savelli, including the performance of Mr. Savelli, and level of his experience, ability and knowledge of the job.

Equity Compensation.  On October 2, 2006, Mr. Savelli was granted an option to purchase 500,000 shares of our common stock at an exercise price of $0.64, which price is equal to the fair market value of the common stock on the date of the grant.  The grant date fair value of each option computed in accordance with SFAS 123R was $265,000.  On September 20, 2005, Mr. Savelli was granted an option to purchase 300,000 shares of our common stock at an exercise price of $0.75, which price is equal to the fair market value of the common stock on the date of the grant.  The grant vested half on September 20, 2006 and half vested September 20, 2007.  The grant date fair value of the option computed in accordance with SFAS 123R was $201,570, which amount has been recognized as a charge to the Company's earnings.

Director Fees.  The Chairman receives no compensation for attending Board meetings of the Company or LRM.  Prior to Mr. Savelli's appointment as Chairman of the Company, he received director's fees of $11,250 for serving in the capacity of director on the Board.  No long-term incentive awards were granted to Mr. Savelli in 2006.

Long-term Incentive Awards.  The Company presently has no long-term incentive award program.  No long-term incentive awards were granted to Mr. Savelli during 2006.

Fringe Benefits and Perquisites.  The Company presently provides no fringe benefits to Mr. Savelli.

Employment Agreement.  As of the 2006 fiscal year end, there was no written employment agreement between the Company and Mr. Savelli.

George E. Kazantzis, President, Chief Operating Officer and Principal Financial Officer

Cash Compensation.  Mr. Kazantzis was awarded total cash compensation for his services to us in 2006 in the amount of $160,000.  Of this sum, $160,000 represents Mr. Kazantzis' annual base salary for 2006, with no cash bonus or year-end annual compensation awards granted, as determined by his employment agreement.  The base salary paid to Mr. Kazantzis for 2006, in conjunction with car allowance and medical insurance premium payments in an amount of $13,993, constituted 100% of the total cash compensation paid to Mr. Kazantzis as set forth in the "Total" column in the Summary Compensation Table.  The base salary for Mr. Kazantzis was $150,000 for 2005 and $140,000 for 2004.  Since 2004, no change was made to the base salary of the Named Executive Officers.  The Board plans to reevaluate Mr. Kazantzis' base salary with respect to periods after October 1, 2008, when his current employment agreement expires.

In determining Mr. Kazantzis' base salary for 2006, the Board considered Mr. Kazantzis' managerial and executive experience and the level of compensation paid to the highest paid executives at comparable public companies.  The Board also considered the competitive trends, our overall financial performance and resources, our operational performance, general economic conditions as well as a number of factors relating to Mr. Kazantzis, including the performance of Mr. Kazantzis, and level of his experience, ability and knowledge of the job.

Equity Compensation.  On August 24, 2006, the Board granted an incentive award to Mr. Kazantzis in the form of stock options.  The grant consists of a stock option to purchase 250,000 shares of our common stock at a purchase price of $0.60 per share, which vests and becomes exercisable immediately upon grant.

Long-Term Incentive Awards.  The Company presently has no long-term incentive award program.  No long-term incentive awards were granted to Mr. Kazantzis in 2006.

Fringe Benefits and Perquisites.  During the 2006 fiscal year ended, the Company provided fringe benefits to Mr. Kazantzis in an amount of $13,993, which benefits relate to car allowance and medical insurance premiums.

Employment Agreement.  We entered into an employment agreement ("Employment Agreement") with Mr. Kazantzis effective October 1, 2006.  The Employment Agreement follows a prior three-year agreement, which expired on October 1, 2006.  Mr. Kazantzis' current annual salary is $160,000.  The Employment Agreement expires in October 2008, provided that either party may terminate the Employment Agreement by providing the other party notice 30 days prior to termination.  In addition, as discussed below under "Employment Contracts and Termination of Employment and Change-in-Control Arrangement", the Employment Agreement contains severance provisions which provide for certain payments to be made by us to Mr. Kazantzis upon the occurrence of certain events that result in his employment with the Company being severed, including upon a change of control of the Company.  For a detailed description of the severance provisions contained in the Employment Agreement, please refer to the narrative discussion that follows under "Severance" and "Termination Benefits".

Nicholas Pappas, former Chief Executive Officer

Cash Compensation.  Dr. Pappas was awarded total cash compensation for his services in the capacity of Chief Executive Officer in the amount of $274,000 for the 2006 fiscal year.  Of this sum, $24,000 represents Dr. Pappas' annual base salary for 2006 and $250,000 represents an amount paid to Dr. Pappas as a cash bonus.  The base salary and cash bonus paid to Dr. Pappas for 2006 constituted 100% of the total compensation paid to Dr. Pappas as set forth in the "Total" column in the Summary Compensation Table.  Since 2004, Dr. Pappas received no cash compensation in his capacity of Chief Executive Officer of the Company.  Dr. Pappas resigned from his position as Chief Executive Officer effective September 30, 2006.

In determining Dr. Pappas' compensation for 2006, the Board considered our performance during prior years, past contributions by Dr. Pappas to the Company and the level of compensation paid to the highest paid executive at comparable public companies.  The Board also considered the competitive trends, our overall financial performance and resources, our operational performance, general economic conditions as well as a number of factors relating to Dr. Pappas, including the performance of Dr. Pappas and level of his experience, ability and knowledge of the job.

Equity Compensation.  On March 10, 2005, the Board granted an incentive award to Dr. Pappas in the form of stock options.  The grant consists of a stock option to purchase 4,000,000 shares of our common stock at a purchase price of $0.965 per share, with a portion of the grant representing a purchase of up to 2,500,000 shares of Company common stock vesting and becoming exercisable immediately upon grant and the remaining grant representing a purchase of up to 1,500,000 shares of Company common stock vesting between March 10, 2005 and December 31, 2008, subject to certain threshold performance goals for operations at LRM, the Company's joint venture interest.

Long-Term Incentive Awards.  The Company presently has no long-term incentive award program.  No long-term incentive awards were granted to Dr. Pappas in 2006.

Fringe Benefits and Perquisites.  The Company presently provides no fringe benefits to Dr. Pappas.

Employment Agreement.  As of December 31, 2006, there was no written employment agreement between the Company and Dr. Pappas.

Outstanding Equity Awards at December 31, 2006:

The outstanding equity awards for the Named Executive Officers as of December 31, 2006 are as follows:

	Option	Awards

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Louis F. Savelli[1]	300,000 500,000	- -	$0.75 0.64	09/20/2015 10/01/2016
George E. Kazantzis[2]	1,100,000 250,000 950,000 250,000	- - - -	0.23 0.23 0.965 0.60	10/01/2013 04/01/2014 03/10/2015 08/23/2016
Nicholas Pappas[3]	1,501,684	1,500,000	0.965	03/10/2015

_______________________
(1)  On October 2, 2006, Mr. Savelli was granted fully-vested and immediately exercisable stock options to purchase 500,000 shares of our common stock.  On September 20, 2005, Mr. Savelli was granted stock options to purchase 300,000 shares of our common stock, of which 150,000 of Mr. Savelli's options vested and became exercisable on each of September 20, 2006 and September 20, 2007.  Of all stock options granted to Mr. Savelli, 800,000 remained outstanding as of December 31, 2006, with 150,000 of that amount vested during fiscal 2007.

(2)  On August 24, 2006, Mr. Kazantzis was granted fully-vested and immediately exercisable stock options to purchase 250,000 shares of our common stock.  On March 10, 2005, Mr. Kazantzis was granted fully-vested and immediately exercisable stock options to purchase 950,000 shares of our common stock.  On April 1, 2004, Mr. Kazantzis was granted fully-vested and immediately exercisable stock options to purchase 250,000 shares of our common stock.  Of all stock options granted to Mr. Kazantzis, 2,550,000 remained outstanding as of December 31, 2006, of which stock options to purchase 100,000 shares are held by Mr. Kazantzis' family members, to which Mr. Kazantzis disclaims beneficial ownership and an additional 25,000 shares are held in the name of a member of Mr. Kazantzis's family to which Mr. Kazantzis claims beneficial ownership.  Of these options originally issued in his name, Mr. Kazantzis has transferred, by gift, 100,000 and 25,000 stock option rights priced at $0.23 and $0.60, respectively.

(3)  On March 10, 2005, Dr. Pappas was granted stock options to purchase 4,000,000 shares of our common stock. 2,500,000 of Dr. Pappas's options immediately vested and became exercisable upon grant, and 1,500,000 of Dr. Pappas's grant vests and the shares underlying this portion of the stock option grant become immediately exercisable, with vesting subject to threshold performance goals for operations at LRM Industries, the joint venture interest of the Company, as established during a period ending December 31, 2008.  Of all stock options granted to Dr. Pappas, 3,001,684 remain outstanding as of the 2006 fiscal year ended, with 1,500,000 of that amount subject to possible future vesting.  For options originally issued in his name, Dr. Pappas has transferred, by gift, 875,000 stock option rights priced at $0.965.

Options and Stock Appreciation Rights Granted During 2006

The Company did not grant options or stock appreciation rights to Named Executive Officers during the most recently completed fiscal year other than as listed in the Summary Compensation Table above and described in the Compensation of Directors and Remuneration of Senior Officers section below.

Long-Term Incentive Plans -- Awards Granted During 2006

The Company currently has no long-term incentive plan in place.

Employment Arrangements

Mr. Louis F. Savelli, the Chief Executive Officer, serves at the pleasure of the Company's Board of Directors.  The Board agreed to compensate Mr. Savelli by virtue of (i) salary, with monthly payments in an amount of $10,000, and (ii) a one-time grant of fully-vested stock options, in an amount of 500,000 shares and a stock purchase price of $0.64 per share.  The fair value of the options granted to Mr. Savelli was $265,000, as of the 2006 fiscal year end.  As of the 2006 fiscal year end, the Company had not entered into a written agreement with Mr. Savelli.

The President and Chief Operating Officer, George E. Kazantzis, and the Company entered into a written Employment Agreement, effective October 1, 2006, details of which are provided in the following paragraph.  The Employment Agreement provides for (i) salary in a monthly amount of $13,333, and (ii) certain expenses, including car allowance and medical insurance coverage.  In addition, during 2006, the Board provided additional compensation to Mr. Kazantzis in the form of a one-time fully-vested stock option grant to acquire Company common stock, in an amount of 250,000 shares at a price of $0.60 per share.  The fair value of the options granted to Mr. Kazantzis was $126,850, as of the 2006 fiscal year end.

With the exception of Nicholas Pappas, the former chief executive officer who received a bonus during the 2006 fiscal year in an amount of $250,000, none of the Named Executive Officers received or is scheduled to receive a bonus.

During 2006, the Board did not grant stock options to Named Executive Officers within a time-frame that coincided with the release of any material non-public information, and all options granted during the 2006 fiscal year were issued at a purchase price equal to the market price of the Company's common stock on the date of the option grant.

Mr. George E. Kazantzis, as President and Principal Financial Officer, entered into a contract with the Company during October 2003 that provided for an initial base salary at the annual rate of  $110,000 for the first 12 months ($50,000 of which accrued as deferred compensation), $140,000 for the second 12 months ($60,000 of which accrued as deferred compensation) and the greater of $160,000 or industry standard for the third 12 months, payable at least as frequently as weekly and not subject to deductions and withholding taxes.  The Company reviews this salary level, at least annually.  All deferred compensation and interest is due and payable 36 months from the date of the Employment Agreement or sooner subject to any termination provisions herein.  Deferred compensation will accrue interest at an annual rate two percentage points above the prime lending rate as published in the Wall Street Journal (compounded quarterly).  The relevant deferred amount and all interest so accrued thereon shall be an unsecured general obligation of the Company, due and payable according to the terms.  The Company renewed the contract for Mr. Kazantzis during the 2006 fiscal year on an at-will basis, for a two-year period ending October 2008.  The salary payment terms for Mr. Kazantzis provide for payments in an amount of $160,000, which shall be payable at least as frequently as weekly and is not subject to deductions and withholding taxes.

Termination of Employment

Severance.  The Board determined that it was in our best interests to provide severance arrangements to each of our Named Executive Officers, based on such individual's position with us.  Accordingly, the Employment Agreement with Mr. Kazantzis is intended to provide certain payments and benefits upon an involuntary termination of Mr. Kazantzis's employment or the occurrence of certain other circumstances that may affect Mr. Kazantzis.

General Term.  In the event a Named Executive Officer's employment is terminated prior to the expiration of its term, we will pay him any accrued but unpaid base salary through the termination date.  Generally, we will not pay to the terminated Named Executive Officer any bonus compensation or year-end annual compensation payment for the year of termination or any subsequent period.  However, in case of Mr. Kazantzis, if his employment is terminated by us without cause or by Mr. Kazantzis for good reason, he will be entitled to a severance compensation payment for the year of termination as described in more detail below.

Retirement Plans. The Company currently has no plans for its employees that provide for payments relating to retirement benefits or benefits paid primarily following retirement (i.e., tax qualified defined benefit plans, Supplemental Executive Retirement Plans, tax qualified defined contribution plans and non-qualified defined contribution plans).

Non-Competition.  Each Named Executive Officer agreed that during the term of his Employment Agreement and following the termination of his employment, he will not disclose any Confidential Information, as defined in each employment agreement, directly or indirectly, or use such information in any way, either during the term of the agreement or at any time thereafter, except as required in the course of employment with the Company.  Mr. Kazantzis also agrees to comply with the Company's policies and regulations, as established from time to time for the protection of its Confidential Information, including, for example, executing the Company's standard confidentiality agreements. The confidentiality section of Mr. Kazantzis' Employment Agreement survives termination of the agreement.

Non-Solicitation.  Each Named Executive Officer agreed that during the term of his Employment Agreement and for a period of 6 months following the termination of his employment, he will not, without the Company's prior written consent, directly or indirectly, employ or retain, or have or cause any other person or entity or retain, any person who was employed by us while he was employed.

Effect on the Stock Options.  Termination of employment does not accelerate the vesting of the stock options.  If a Named Executive Officer's employment is terminated due to his disability, then any portion of an option that is exercisable on the date of termination will remain exercisable by the Named Executive Officer during a five-year period following the date of termination.  In the event of a termination due to death, the deceased officer's beneficiary may exercise the option, to the extent exercisable by the deceased Named Executive Officer immediately prior to his death, for a period of five years following the date of death.

If a Named Executive Officer's employment terminates for any reason other than those described above or no reason, then any portion of a stock option that is exercisable on the date of termination will remain exercisable by the Named Executive Officer during the remaining expiration term of the specific stock option following the date of termination.

Termination Benefits for Mr. Kazantzis.  If Mr. Kazantzis' employment is terminated by us without cause or by Mr. Kazantzis for cause, he will be entitled to severance compensation equal to six months of his annual prorated salary in effect at the time of termination, or $80,000, payable within three days of termination.

The Company employs Mr. Kazantzis at-will, and either Mr. Kazantzis or the Company may terminate Mr. Kazantzis' employment with the Company at any time and for any reason, without "Cause" or "Reason" (as hereinafter defined) by giving 60 days written notice and subject to the severance obligations defined in detail within the Employment Agreement.  Generally, termination by us for "Cause" means gross or willful misconduct leading to his being convicted of a non-misdemeanor felony in a U.S. court of law. "Cause" shall not include unsatisfactory performance of duties except as provided above.  Mr. Kazantzis may at any time immediately terminate his Employment Agreement for "Reason" (as hereinafter defined) upon 60 days written notice.  For purposes of the agreement the term "Reason" means (i) a material breach by the Company of any term of the Employment Agreement, (ii) any event of bankruptcy or insolvency in respect of the Company (iii) any reduction in Mr. Kazantzis' compensation or position or the duties or the authority of Mr. Kazantzis to a level less than customary to the office of President of an industrial corporation (subject to the terms of the Company's By-Laws as presently in effect), (iv) any change in control of the Company, or (v) Mr. Kazantzis' death or disability.

Upon a change in control, Mr. Kazantzis would be entitled to $160,000, with the payment to be made at the time of the change in control event.

CHANGES IN CONTROL

The Company's management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

PROPOSAL 2:  RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED  PUBLIC ACCOUNTING FIRM

On August 29, 2007, the Audit Committee of the Board of Directors unanimously approved the appointment of PMB Helin Donovan, LLP as the independent registered public accounting firm who will conduct the financial audit for the year ending December 31, 2007. The Company solicits the ratification of this appointment by the shareholders.  PMB Helin Donovan, LLP  replaces Williams & Webster, P.S., which had served as the Company's auditor since inception.  Neither PMB Helin Donovan, LLP nor any of its members or associates has any financial interest in our business affairs, direct or indirect, or any relationship with us other than in connection with its duties as independent accountants.

Representatives of PMB Helin Donovan, LLP are not expected to be present at the annual meeting.

The Board of Directors
recommends that shareholders vote FOR Proposal 2.

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

We anticipate that the next annual meeting of shareholders will be held in November 2008.  Any shareholder who desires to submit a proposal to be included in the proxy material for the 2008 Annual Meeting must do so in writing and it must be received at our principal executive offices on or before June 7,2008.  Shareholders who intend to present a proposal at the 2008 Annual Meeting without including such proposal in the 2008 Proxy Statement must provide us with a notice of such proposal no later than August 22, 2008.  The proponent must be a record or beneficial owner entitled to vote on such proposal at the next annual meeting and must continue to be so through the date on which the meeting is held.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

As a reporting Company, we are subject to the informational requirements of the Exchange Act and accordingly we file annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, proxy statements and other information with the SEC.  The public may read and copy any materials filed with the SEC at their Public Reference Room at 100 F Street, N.E., Washington, DC 20549.  Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.  As an electronic filer, our public filings are maintained on the Internet site that contains reports, proxy information statements, and other information regarding issuers that file electronically with the SEC.  The address of that website is http://www.sec.gov.

ANNUAL REPORT ON FORM 10-KSB

We will provide a copy of any exhibits to the Annual Report on Form 10-KSB without charge to any shareholder upon request.  Please contact Mr. George E. Kazantzis, President and Principal Financial Officer, at 641 Lexington Avenue, 14th Floor, New York, New York, 10022 to request additional information.

Our common stock is listed on OTC Bulletin Board Electronic Quotation System maintained by the National Association of Securities Dealers, Inc. under the symbol "ENVK."

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the annual meeting of shareholders.  If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such other matters in accordance with their best judgment.

                                                                                                By Order of the Board of Directors

                                                                                                /s/ Louis F. Savelli

October 5, 2007                                                                          Louis F. Savelli
New York, New York                                                               Chairman and Chief Executive Officer

Exhibit 99.1

Audit Committee Pre-Approval Policy and Procedure Memorandum

Envirokare's Audit Committee is responsible for appointing, compensating, retaining and overseeing the work of the independent auditors.  In fulfilling this responsibility, the Audit Committee pre-approves audit and non-audit services provided by the independent auditors in order to ensure the services do not impair the auditors' independence.  The Securities and Exchange Commission ("SEC") has issued rules specifying the permissible services independent auditors may provide to audit clients, as well as the Audit Committee's responsibility for administering the engagement of the independent auditors, including pre-approval of fees.  Accordingly, Envirokare's Audit Committee has adopted the following Pre-Approval Policy and Procedure.

Under the Audit Committee's approach, an annual program of work will be approved by each October for the following categories of services: Audit, Audit-Related, and Tax.  Each engagement or category of service will be presented in appropriate detail by business function and geographic area to provide the Audit Committee sufficient understanding of the services provided.  Additional engagements may be brought forward from time to time for pre-approval by the Audit Committee.

The Audit Committee will consider whether any service to be obtained from the independent auditors is consistent with the SEC's rules on auditor independence.  Also, the Audit Committee will consider the level of Audit and Audit-Related fees in relation to all other fees paid to the independent auditors, and will review such level each year.  In carrying out this responsibility, the Audit Committee may obtain input from Envirokare management on the general level of fees, and the process for determining and reporting fees from the numerous locations where Envirokare operates and the independent auditors provide services.

The term of any pre-approval applies to Envirokare's financial year.  Thus, Audit fees for the financial year may include work performed after the close of the calendar year.  The pre-approval for Audit-Related and Tax fees is on a calendar-year basis.  Unused pre-approval amounts will not be carried forward to the next financial year.  Pre-approvals will apply to engagements within a category of service, and cannot be transferred between categories.  If fees might otherwise exceed pre-approved amounts for any category of permissible services, then time will be scheduled so that incremental amounts can be reviewed and pre-approved prior to commitment.

Audit Services

Audit services include the annual financial statement audit engagement (including required quarterly reviews), affiliate and subsidiary statutory audits, and other procedures required to be performed by the independent auditors to render an opinion on Envirokare's consolidated financial statements.  Audit services also include information systems reviews, tests performed on the system of internal controls, and other procedures necessary to support the independent auditors' attestation of management's report on internal controls for financial reporting consistent with Section 404 of the Sarbanes-Oxley Act of 2002.

The independent auditors are responsible for cost-effectively providing audit services and confirming that audit services are not undertaken prior to review and pre-approval by the Audit Committee.  The independent auditors and Envirokare management will jointly manage a process for collecting and reporting Audit fees billed by the independent auditors to Envirokare each year.

Audit-Related Services

Audit-Related services include services that are reasonably related to the review of Envirokare's financial statements.  These services include joint venture audits, attestation procedures related to cost certifications and government compliance, consultations on accounting issues, and due diligence procedures.  Each year the Audit Committee will review the proposed services to ensure the independence of the independent auditors is not impaired.  Pre-approval will occur by October of each year coincident with pre-approval of Audit services.  Envirokare management will monitor the engagement of the independent auditors for Audit-Related services using designated process owners.  This process will help provide assurance that the aggregate dollar amount of services obtained does not exceed pre-approval amounts at any time, and that new engagements not identified by October are pre-approved prior to commitment.

Tax Services

The Audit Committee concurs that the independent auditors may provide certain Tax services without impairing independence.  These services include preparing local tax filings and related tax services, tax planning, and other services permitted by SEC regulations.  The Audit Committee will not permit engaging the independent auditors (1) in connection with a transaction, the sole purpose of which may be impermissible tax avoidance, or (2) for any tax services that may be prohibited by SEC rules now or in the future.  Significant engagements of outside accounting firms for Tax services require the opinion of Envirokare's legal counsel.  Legal counsel will monitor the engagement of the independent auditors or other firms for such Tax services to help provide assurance that aggregate dollar amounts of services obtained from the independent auditors do not exceed pre-approval amounts at any time.

All Other Services

Envirokare does not envision obtaining other services from the independent auditors, except for the Audit, Audit-Related, and Tax services described previously.  If permissible other services are requested by Envirokare business units, each engagement must be pre-approved by the Audit Committee.  Such requests should be supported by endorsement of the Envirokare Chief Executive Officer and the Principal Financial Officer prior to review with the Audit Committee.

Prohibited Services

SEC regulations specify that independent auditors may not provide the following prohibited services:  Bookkeeping, Financial Information Systems Design and Implementation, Appraisals or Valuation (other than Tax), Fairness Opinions, Actuarial Services, Internal Audit Outsourcing, Management Functions, Human Resources such as Executive Recruiting, Broker-Dealer Services, Legal Services, or Expert Services such as providing expert testimony or opinions where the purpose of the engagement is to advocate the client's position in an adversarial proceeding.  Envirokare personnel may not under any circumstances engage the independent auditors for prohibited services. Potential engagements not clearly permissible should be referred to the Envirokare Chief Executive Officer or the Principal Financial Officer.